CITICORP AND SUBSIDIARIES
CALCULATION OF RATIO OF INCOME TO FIXED CHARGES
(In Millions)

                                                                     YEAR ENDED DECEMBER 31,                         SIX MONTHS
                                                                                                                      JUNE 30,
EXCLUDING INTEREST ON DEPOSITS:                       1998        1997        1996        1995        1994        1999        1998
                                                    --------    --------    --------    --------    --------    --------    --------
FIXED CHARGES:
     INTEREST EXPENSE (OTHER THAN
        INTEREST ON DEPOSITS)                         3,485       3,468       3,435       4,110       5,906       1,824       1,722
     INTEREST FACTOR IN RENT EXPENSE                    179         159         150         140         143         103          83
                                                    --------    --------    --------    --------    --------    --------    --------

        TOTAL FIXED CHARGES                           3,664       3,627       3,585       4,250       6,049       1,927       1,805
                                                    --------    --------    --------    --------    --------    --------    --------

INCOME:
     INCOME BEFORE TAXES                              4,469       5,751       6,093       5,608       4,631       3,675       3,469
     FIXED CHARGES                                    3,664       3,627       3,585       4,250       6,049       1,927       1,805
                                                    --------    --------    --------    --------    --------    --------    --------

        TOTAL INCOME                                  8,133       9,378       9,678       9,858      10,680       5,602       5,274
                                                    ========    ========    ========    ========    ========    ========    ========

RATIO OF INCOME TO FIXED CHARGES
     EXCLUDING INTEREST ON DEPOSITS                    2.22        2.59        2.70        2.32        1.77        2.91        2.92
                                                    ========    ========    ========    ========    ========    ========    ========

INCLUDING INTEREST ON DEPOSITS:

FIXED CHARGES:
     INTEREST EXPENSE                                14,988      13,081      12,409      13,012      14,902       7,253       7,127
     INTEREST FACTOR IN RENT EXPENSE                    179         159         150         140         143         103          83
                                                    --------    --------    --------    --------    --------    --------    --------

        TOTAL FIXED CHARGES                          15,167      13,240      12,559      13,152      15,045       7,356       7,210
                                                    --------    --------    --------    --------    --------    --------    --------

INCOME:
     INCOME BEFORE TAXES                              4,469       5,751       6,093       5,608       4,631       3,675       3,469
     FIXED CHARGES                                   15,167      13,240      12,559      13,152      15,045       7,356       7,210
                                                    --------    --------    --------    --------    --------    --------    --------

        TOTAL INCOME                                 19,636      18,991      18,652      18,760      19,676      11,031      10,679
                                                    ========    ========    ========    ========    ========    ========    ========

RATIO OF INCOME TO FIXED CHARGES
     INCLUDING INTEREST ON DEPOSITS                    1.29        1.43        1.49        1.43        1.31        1.50        1.48
                                                    ========    ========    ========    ========    ========    ========    ========